Exhibit 10.6

EXCLUSIVE LICENSE AGREEMENT

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”), effective as of March 5, 2021 (the “Effective Date”), is made by and between Diverse Biotech, Inc., a corporation organized and existing under the laws of the State of Florida, having offices at 1000 Legion Place, Suite 1700, Orlando, FL 32801 ATTN: Jason Davis (“Diverse”), and Enveric Biosciences, Inc., a company organized and existing under the laws of the State of Delaware, having offices at 4851 Tamiami Trail N., Suite 200, Naples, FL 34103 (“Licensee” and “Enveric”) (each of Diverse and Enveric a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Diverse owns or otherwise controls certain Patent Rights, Know-How and other proprietary Information (each as defined below) related to five (5) therapeutic candidates developed by Diverse that are expected to be useful in various indications;

WHEREAS, Licensee engages in the discovery, development, and commercialization of pharmaceutical products; and

WHEREAS, Licensee desires to acquire and obtain, and Diverse is willing to grant to Licensee, all rights to the Agents (as defined below) and an exclusive license to Diverse’s intellectual property rights covering the Agents and Products (each as defined below) for the Territory (as defined below), and the results of any research and development activities by either Party related to the Agents thereto.

WHEREAS, this Agreement and any description, definition or provision below shall only apply to the Agents and Products (as defined below) and any future filings, protections or new filings that relate thereto, without bearing on the balance of other new molecules in the Patents, and Diverse will not be restricted, limited or otherwise encumbered in any manner with respect to the balance of the art contained in the Patents,

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 – DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

1.2 “Agent” means any of the following:

1.3.1	Cannabinoid+[***]
1.3.2	Cannabinoid+[***]
1.3.3	Cannabinoid+[***]
1.3.4	Cannabinoid+[***]
1.3.5	Cannabinoid+[***]

along with any conjugate, analog, derivative, or prodrug thereof, whether each is taken alone, together, or any is taken in combination with another active pharmaceutical ingredient, for use in the diagnosis, cure, treatment, management or prevention of any disease, or any symptom thereof, in a human or an animal.

1.3 “Applicable Law(s)” shall mean the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder, including all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including without limitation the FCPA and Export Control Laws.

1.4 “Cannabinoid” shall mean any cannabinoid (including without limitation THC, CBD, or otherwise), or any combination thereof.

1.5 “Confidential Information” shall mean any and all non-public Information, whether communicated in writing by any other method and which is marked as being “Confidential” (or confirmed as such if the Information is provided orally), that is provided by or on behalf of one Party to the other Party in connection with this Agreement.

1.6 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How or other intellectual property rights, the possession by Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement with any Person.

1.7 “Cover” means (a) with respect to Know-How, such Know-How was used in making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be infringed by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product. Cognates of “Cover” shall have correlative meanings.

1.8 “Dispute” shall have the meaning provided in Section 10.1.

1.9 “Diverse Know-How” shall mean all Know-How Controlled by Diverse or any Affiliate as of the Effective Date, or that is developed or Controlled by Diverse or any Affiliate after the Effective Date, or otherwise necessary or useful for: (i) the use or manufacture of any Agent, and any improvement thereto; or (ii) the research, development, use, manufacture and/or commercialization of any Product, and any improvement thereto. For clarity, “Diverse Know-How” will include without limitation the names of past and present leadership, scientific team members, suppliers, manufacturers and other vendors, and any other employees, consultants or agents involved in developing any of the Agents. For the purpose of clarity, Diverse retains the rights to use Know-How included within the Diverse Know-How except for its use with the Agents or Product(s) as provided in Article 2 of this Agreement.

1.10 “Diverse Patent Rights” shall mean all Patent Rights Covering any Agent or Product, or the use or manufacture thereof, and such Patent Rights are set forth in Exhibit A, as amended from time-to-time. For clarity, Diverse Patent Rights excludes Patent Rights set forth in Exhibit A that do not Cover any Agent or Product, or the use, manufacture, or sale thereof.

1.11 “Diverse Technology” shall mean Diverse Patent Rights and Diverse Know-How.

1.12 “Effective Date” shall have the meaning provided in the Preamble.

1.13 “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.14 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.15 “Field” shall mean supportive care for conditions associated with cancer treatment or palliative care as described by the National Cancer Institute (NCI) Dictionary of Cancer Terms (e.g., care given to improve the quality of life of patients who have a serious or life-threatening disease), the goal of which is to prevent, treat, or manage as early as possible the symptoms of a disease or condition, side effects caused by such prevention, treatment, or management thereof, and psychological, social, and spiritual problems related thereto.

1.16 “Information” shall mean any and all proprietary data, information, materials and Know-How (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information.

1.17 “Know-How” shall mean any and all Information related to an Agent or a Product that is necessary or useful for the development, manufacture, commercialization or use of any of the foregoing.

1.18 “Net Sales” shall mean, the aggregate gross sales for any licensed Product sold by or for Licensee (including by any Affiliate or sublicensee) actually received from Third Parties (other than Sublicensees), less returns, less allowances, and less discounts, each as permitted under Applicable Law and determined in accordance with GAAP as consistently applied.

1.19 “Patent Rights” shall mean all (i) patents and patent applications, including certificates of invention, utility models, and the like; (ii) divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, patent term extensions, supplementary protection certificates and the like of any such patents and patent applications; (iii) foreign equivalents of the foregoing; and the right to claim priority to any of the foregoing.

1.20 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.21 “Product” shall mean any pharmaceutical composition or formulation including, constituting, or incorporating, any Agent.

1.22 “Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.23 “Sale Transaction” shall have the meaning provided in Section 11.5(a).

1.24 “Term” shall have the meaning provided in Section 9.1.

1.25 “Territory” shall mean the entire world.

1.26 “Third Party” shall mean any Person other than the Parties or their Affiliates.

1.27 “Third Party Acquirer” shall have the meaning provided in Section 11.5(a).

1.28 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Diverse Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, post-issuance review proceeding, disclaimer, or otherwise.

ARTICLE 2 – LICENSE GRANT AND NON-COMPETE

2.1 License Grant. Diverse hereby grants to Licensee and its Affiliates an exclusive (even as to Diverse and its Affiliates), irrevocable, perpetual, sublicensable, royalty-bearing license to the Diverse Technology to develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize and exploit the Agents and Products in the Territory.

2.2 Non-Compete. Diverse hereby covenants not to, and not to permit or cause any of its Affiliates, nor to directly or indirectly assist any Third Party, to commercially develop, or to use, make, have made, sell, have sold, offer for sale, export, import or otherwise commercialize any agent or product that incorporates a Cannabinoid conjugation technology as disclosed in the Diverse Patent Rights set forth in Exhibit A in the Territory at any time during or after the Term that would compete with the Agents or any Products in the Field.. For the purpose of this Section 2.2, the Agents include without limitation the non-Cannabinoid part of each Agent (e.g., betamethasone or dapsone) such that Diverse will not commercialize or otherwise grant rights to a Third Party to conjugate the non-Cannabinoid portion of each Agent.

2.3 Right of First Opportunity. To the extent that Diverse intends to license, sell, or otherwise transfer any molecules linked with Cannabinoid (as defined herein) that it has not granted to Licensee in Section 2.1, Diverse will present such molecule(s) to Licensee and will have the first right (but not the obligation) to negotiate an agreement between the Parties before Diverse presents the opportunity to any Third Party. Licensee will have fifteen (15) business days to confirm interest to Diverse, and if interest is confirmed by Licensee the Parties will exclusively negotiate only with each other in good faith for up to sixty (60) days to pursue an agreement. For the purpose of clarity, the Parties may agree to simply add such additional molecule(s) to the present Agreement with any other mutually agreed-upon terms.

2.4 Cross-License to Know-How. In exchange for the grant by Diverse of the Diverse Know-How, Licensee hereby grants Diverse the right to its Know-How developed under the Agreement regarding any Agent or Product only for the express purpose of Diverse using Licensee’s Know-How to assist in obtaining the Diverse Patent Rights licensed in Section 2.1. For the purpose of clarity, this right to Licensee’s Know-How will terminate upon issuance or denial of the Diverse Patent Rights. Additionally, if Licensee decides to sell or make for sale any Know-How developed under the Agreement that could be used with Diverse Know-How other than an Agent or Product, Licensee agrees to offer to sell or license such information to Diverse in parallel, or immediately prior to, making it available for general sale or license.

ARTICLE 3 – ROYALTIES

3.1 Up-Front Investment Payment. Licensee agrees to pay Diverse the total of six hundred seventy-five thousand dollars ($675,000), payable in immediately available funds within seven (7) days of the Effective Date, in exchange for the rights granted under this Agreement. Diverse will identify in writing the account to which the funds are to be transferred within one (1) day of the Effective Date.

3.2 Royalty Due By LICENSEE. Licensee will pay a running royalty of five percent (5%) of Net Sales to Diverse starting with the first commercial sale of by Licensee or an Affiliate to an arms’-length third party in any country in the Territory (“Running Royalty”) for a period of five (5) years after such first commercial sale in such country (“Royalty Term”) for each Product. The Running Royalty will be paid with respect to Net Sales for each Product during the portion of each calendar quarter for the remainder of the Royalty Term; provided, however, that the foregoing Running Royalty will be waived in each such country such that no further amounts will be due to Diverse for a given Product: (i) if the Diverse Patent Rights pending as of the Effective Date have not issued so as to Cover a licensed Product within three (3) years of the Effective Date; or (ii) if Diverse Patent Rights pending as of the Effective Date have issued and Cover a licensed Product within three (3) years of the Effective Date, then no further Running Royalty will be due if the last patent of such Diverse Patent Rights in such country has expired or is found invalid before the end of the Royalty Term.

ARTICLE 4 –PAYMENTS; AUDIT REPORTS

4.1 Timing of Running Royalty Payments. Licensee will pay the Running Royalty to Diverse as set forth in Section 3.2 within sixty (60) days after the end of each calendar quarter, along with a report identifying the Products, Net Sales, and the computation of the Running Royalty payable to Diverse, beginning with the first commercial sale of a Product.

4.2 Currency for Payments. Payments must be in United States Dollars, remitted to Diverse at its address specified herein.

4.3 Recordkeeping by Licensee. Licensee must keep full and accurate books and records including any information necessary to allow the calculation of royalties to be paid. Licensee must permit Diverse, at Diverse’s sole expense (except as otherwise provided in Section 4.4), to retain an independent certified public accountant employed by Diverse and reasonably acceptable to Licensee, to examine relevant books and records at any reasonable time during business hours upon sufficient advance notice of not less than ten business days, within one (1) year of the rendering of the books and records. The accountant’s report to Diverse must not include any confidential information of Licensee, and must only include a summary and analysis of any under or overpayment of the Running Royalty. The Parties will promptly pay the under or overpayment, as applicable, to each other within thirty (30) days of such report.

4.4 Effect of Improper Recordkeeping by Licensee. If it is determined that there was an underpayment of royalties due Diverse by more than five percent (5%) of the correct amount, Licensee must also reimburse Diverse for the cost of such audit.

ARTICLE 5 – COMMERCIALIZATION

5.1 Transfer of Regulatory Materials & Commercialization. Licensee shall have sole responsibility, and ownership, at its own cost, for the development and commercialization of the Product. Diverse will (i) assign and transfer to Licensee all regulatory materials, including any communications with any Regulatory Authority, and (ii) transfer to Licensee all Diverse Know-How necessary or useful to manufacture the Agents and proposed Products, in each case (i) and (ii) related to the Agents and any Products within ninety (90) days of the Effective Date of this Agreement.

ARTICLE 6 – CONFIDENTIALITY AND PUBLICATION

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not disseminate or use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than a commercially reasonable standard of care) to ensure that it, its Affiliates’, and its Permitted Representatives (as defined below) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. It should be understood that all Diverse Know-How and other Diverse Information related specifically to the Agents being acquired hereunder will be considered the “Confidential Information” of Licensee.

6.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by competent written records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party that has the right to do so without restriction on such disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party as evidenced by competent written records.

6.3 Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patent Rights as permitted by this Agreement, provided that Licensee has fifteen (15) days prior notice to review any such disclosure by Diverse or its Affiliates of any of Licensee’s Confidential Information, and may in its reasonable discretion require deletion of any or all of Licensee’s Confidential Information from any proposed disclosure;

(b) enforcing such Party’s rights under this Agreement (including registering the licenses granted hereunder with applicable authorities, provided that all financial terms are first redacted) and in performing its obligations under this Agreement.

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with Applicable Laws, including the listing rules of any exchange on which the Receiving Party’s securities are traded; and

(e) disclosure to Affiliates, actual and potential sub-licensees, partners, employees, consultants financial or legal advisors, potential or actual investors, or agents, of the Receiving Party who have a need to know such information for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement (each a “Permitted Representative”), provided, in each case, that any such Permitted Representative agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this ARTICLE 6.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and secure confidential treatment of such information using efforts at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than commercially reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder if confidential treatment is not available.

6.4 Publications. Each Party has the right to disclose the existence of this Agreement, but the specific terms hereof will be considered Confidential Information except as the Parties otherwise agree in writing. Any publications, including any press release, containing Diverse Technology licensed under this Agreement or otherwise related to the development of a Product will be subject to the prior written approval of Licensee which shall not be unreasonably withheld, delayed, or denied. Licensee shall have the right to review and comment on any material directed to any Agent or licensed Product, or the use or manufacture of such Agent or licensed Product, that is proposed for disclosure or publication by Diverse or its Affiliates, such as by oral presentation, manuscript or abstract. Before any such material is submitted for publication or disclosure, Diverse shall deliver a complete copy to Licensee at least thirty (30) days prior to submitting such material to a publisher or otherwise initiating such other disclosure, and Licensee shall review any such material and give its comments to Diverse within fifteen (15) days of the delivery of such material to Licensee. Diverse shall comply, or cause its Affiliates to comply (as applicable), with Licensee’s requests to delete references to Confidential Information in any such material in connection with approval of a potential publication and, if applicable, Diverse agrees to delay any submission for publication or other public disclosure for a period of up to an additional sixty (60) days for the purpose of Diverse at Licensee’s request preparing and filing appropriate patent applications.

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Diverse Representations and Warranties. Diverse expressly represents and warrants to Licensee that, as of the Effective Date of this Agreement:

(a) Exhibit A attached hereto contains a true and complete list of the Diverse Patent Rights as it exists on the Effective Date. The Diverse Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by Diverse as of the Effective Date that Cover any Product in the Territory, and the manufacture, use, sale, offer for sale or importation or other commercialization of the foregoing, and there is no other Patent Right that it owns, or has any other right or permission to use, anywhere in the Territory, now or hereafter acquired. Diverse expressly agrees that breach of this provision will be material, and it hereby additionally grants an irrevocable, non-exclusive, worldwide license, free of any additional royalty, to any such other patent rights that Cover a licensed Product or the above rights needed or useful to permit Licensee to enjoy the benefit of the licensed rights granted under this Agreement; provided that this additional grant will only become effective in the event of a breach of this Section 7.2(a);

(b) Diverse (i) has exclusive ownership of the Diverse Patent Rights, and to its knowledge has exclusive ownership of the Diverse Know-How, in each case including as to all Agents and licensed Products, (ii) has the right to grant the licenses that it purports to grant in Section 2.1; and (iii) has not granted to any Third Party any license or other right, nor entered any other agreement, with respect to any Product or Diverse Technology that limits or conflicts with the license and rights granted to Licensee herein;

(c) To Diverse’s knowledge, the issued and unexpired claims included in the Diverse Patent Rights existing as of the Effective Date are not invalid or unenforceable;

(d) No administrative proceeding or other dispute is pending or threatened in writing with respect to any Diverse Technology, including any Diverse Patent Right;

(e) Diverse has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of any Agent or Product infringes or would infringe the patent rights, or violate other intellectual property rights, of any Third Party; if Diverse receives any such written notice during the Term of this Agreement, Diverse covenants that it shall promptly provide such written notice to Licensee;

(f) There are no claims, judgments or settlements against or owed by Diverse (or any of its Affiliates) with respect to the Diverse Technology, and Diverse is not a party to any legal action, suit or proceeding relating to the Diverse Technology, or any Product, nor has Diverse received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening any such action;

(g) neither Diverse nor any of its Affiliates has obtained, or filed with any Regulatory Authority, for, any marketing approval for any Product, and, to the best of Diverse’s knowledge, no other Person has obtained, or filed for, the foregoing;

(h) all research and development conducted by or on behalf of Diverse or any of its Affiliates related to any Products before the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(i) Except for the Diverse Patent Rights, Diverse does not Control any other Patent Rights that would prevent Licensee from freely enjoying the rights licensed under this Agreement, including making, having made, using, selling, offering for sale, importing, developing and otherwise commercializing the Agents and Products, and Diverse hereby grants Licensee a covenant not to sue in the event it has any other such Patent Rights;

(j) Diverse and, to the best of its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other Third Party acting for or on its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption including the FCPA, and Diverse’s books and accounting related to the Diverse Technology are complete and accurate;

7.3 Diverse Covenants. In addition to any covenants made by Diverse in Section 7.2 and elsewhere in this Agreement, Diverse hereby covenants to Licensee that during the Term, Diverse will not grant any Third Party any license or other right with respect to any Diverse Technology in derogation of the license and rights granted to Licensee hereunder.

7.4 Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

(a) neither Party nor any of its Affiliates will, under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(b) neither such Party nor any of its Affiliates (or any of their respective employees and contractors) shall cause the other Party to be in violation of the FCPA or Export Control Laws, or the equivalent laws in any other jurisdiction, in performing under this Agreement.

7.5 Performance by Affiliates and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of Licensee, provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate or subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate or subcontractor.

7.6 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLES 6 (CONFIDENTIALITY) OR 8 (INTELLECTUAL PROPERTY), SECTION 7.3, OR IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

ARTICLE 8 – INTELLECTUAL PROPERTY

8.1 Ownership. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any). To the extent any intellectual property is developed by Licensee that (i) should be owned by Licensee but cannot be readily assigned by Diverse because it could affect the enforceability of any Diverse Patent Rights or (ii) Licensee is restricted from owning under Section 8.2.2, in each case (i) and (ii) Diverse hereby agrees to include all such intellectual property in the Diverse Technology and within the scope of the rights licensed to Licensee under this Agreement.

8.2 Patent Prosecution and Maintenance.

8.2.1 Diverse Patent Rights. Diverse shall have the right to control the filing, prosecution and maintenance of Diverse Patent Rights, at Diverse’s sole expense. Diverse shall keep Licensee reasonably informed of progress with regard to the foregoing including copies of all patent office communications filed and received, and provide drafts of proposed filings to Licensee at least fifteen (15) business days before any deadline so that Licensee may provide comments to Diverse and its patent counsel. Diverse will seriously consider in good faith all Licensee comments and other input in finalizing such proposed filings. In the event that Diverse desires to abandon or cease prosecution or maintenance of any Diverse Patent Right in any country or jurisdiction (such country or jurisdiction, the “Abandoned Territory”), Diverse shall provide written notice to Licensee of such intention to abandon no later than sixty (60) days prior to the next deadline for any action that must be taken. In such case, upon receipt of a written request by Licensee to assume responsibility for prosecution and maintenance and exclusive ownership of such Diverse Patent Right, Diverse shall allow Licensee at its sole cost and expense and by counsel of its own choice, delivered no later than thirty (30) days after receipt of notice from Licensee, to assume such responsibility and exclusive ownership subject to Section 8.1. No royalties will be owed by Licensee on any such rights in the Abandoned Territory.

8.2.2 Licensee Patent Rights. As to any Patent Rights filed related to the Agents or Products, or the use or synthesis thereof, after the Effective Date, Licensee will exclusively own such Patent Rights as set forth in Section 8.1 and have exclusive rights to control the filing, prosecution, and maintenance of such Patent Rights, along with any Patent Rights in Abandoned Territory, all at Licensee’s expense using counsel of its own choice, so long as these patent rights (i) do not claim priority to any patent or patent application in the Patent Rights, (ii) do not rely on disclosure of any patent or patent application in the Patent Rights, in whole or in part, for enablement before the publication date of any such disclosure, (iii) do not rely on Diverse Know-How, in whole or in part, for enablement, written description, or any combination thereof, or (iv) any combination of (i)-(iii).

8.2.3 Cooperation of the Parties. Each Party agrees to cooperate fully in the filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Patent Right as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the exclusive ownership or either Party of its respective Patent Rights; and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly inform the other Party of any matters coming to such Party’s attention that may affect the filing, prosecution or maintenance of any such patent applications including prompt disclosure of inventions to be owned by the other Party under this Article 8.

8.3 Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within ten (10) business days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the Diverse Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for regulatory approval under Applicable Law in any country other than the United States) or other New Drug Application for a Product (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product alleging the invalidity, unenforceability or non-infringement of any of the Diverse Patent Rights; provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Diverse Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) calendar days of receipt.

8.3.1 Third-Party Infringement. Licensee shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement or any other administrative proceeding regarding a Diverse Patent Right that Covers a Product at Licensee’s own expense and by counsel of its own choice. If Licensee fails to bring any such action or proceeding within ninety (90) days following the notice of alleged Infringement, Diverse shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

8.3.2 Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Section 8.3, or in the event a Party is entitled to bring (or defend) an Infringement action in accordance with this Section 8.3 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney and otherwise hereby agreeing to being named as a party to such suit or dispute proceeding. Neither Party shall enter into any settlement or compromise of any action under this Section 8.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld or delayed.

8.3.3 Recovery. Except as otherwise agreed by the Parties, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.3, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action incurred in connection with such action, and second to similarly reimburse the documented out-of-pocket legal expenses of the other Party, with and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action.

8.4 Patent Term Extensions. The Parties shall mutually agree and document in writing, on a case-by-case basis, the Diverse Patent Rights for which applications will be made for extension of patent term in any country and/or region for any Product, which Party will make such application and how to allocate resulting costs equitably. Each Party shall provide all reasonable assistance in good faith to the other in connection with such filings to ensure the maximum protection for the Agents and Products so as mutually benefit each of the Parties.

ARTICLE 9 - TERM AND TERMINATION

9.1 Term. Independently of the Royalty Term, the term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue for as long as Licensee intends to develop or commercialize an Agent or a licensed Product (the “Term”).

9.2 Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days after notice from the terminating Party indicating the nature of such breach and the actions required to cure such breach if not apparent, or if such other Party is dissolved or liquidated or takes any corporate action for such purpose; makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Any such termination may be made through written notice to the breaching Party at the end of such ninety (90) day period unless the breaching party has cured such breach. Any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that the Party alleged to have been in material breach shall have a good faith Dispute and shall have initiated the dispute resolution under Article 10 regarding the alleged breach, which stay and tolling shall continue until such dispute has been resolved under Article 10.

9.3 At-Will Termination by Licensee. Licensee shall have the right to terminate this Agreement for convenience, in whole or in part, as to any of the Agents or Products on a country-by-country basis for any reason or for no reason at any time upon sixty (60) days’ prior written notice to Diverse, provided Licensee’s termination shall not be deemed to cure any breach existing as of the date of such termination.

9.4 Effect of Expiration. Upon expiration of this Agreement, all licenses granted by Diverse to Licensee shall survive on an exclusive basis and remain in effect indefinitely, on a fully paid-up basis. All other sharing of Information between the Parties all other obligations of Licensee to Diverse will cease upon expiration of the Agreement.

9.5 Effect of Termination.

9.5.1 Uncured Breach by Licensee. Upon termination of this Agreement by Diverse under Section 9.2 due to uncured material breach by Licensee, the license (on a country-by-country basis in the event of partial termination by Licensee under Section 9.3) granted to Licensee to the Diverse Technology pursuant to Section 2.1 shall automatically terminate and revert to Diverse, and all obligations for Licensee to pay any Running Royalty under this Agreement shall terminate. To the extent any sublicenses are then in effect and in good standing other than uncured breach by Licensee, such sublicensees will become direct Licensees of Diverse and owe all remaining obligations directly to Diverse.

9.5.2 Uncured Breach by Diverse. Upon termination of this Agreement by Licensee under Section 9.2 due to uncured material breach by Diverse, Licensee may elect to (i) fully terminate this Agreement entirely or as to any Product; or (ii) retain the licenses granted herein under Section 2.1 on an exclusive basis as if the Agreement expired under Section 9.4, at which time all other obligations of Licensee to Diverse will cease. For clarity, under option (ii), Licensee will irrevocably retain the fully paid-up right to commercialize Agents and licensed Products under the licenses granted in this Agreement.

9.5.3 Other Termination. Subject to Sections 9.5.1 and 9.5.2, upon any other termination of this Agreement before expiration of the Royalty Term, the license (on a country-by-country basis in the event of partial termination by Licensee under Section 9.3) granted to Licensee to the Diverse Patent Rights pursuant to Section 2.1 shall automatically terminate and revert to Diverse, and all other rights obligations under this Agreement shall terminate except where such rights extend beyond termination and or the Term.

9.6 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 2.2 (Non-Compete), 6.1, 6.2, 6.3, 7.6, Article 8, 9.4, 9.6, 9.7 and 9.8 and Articles 10 and 11 of this Agreement, along with any other provisions that should naturally survive, will survive expiration or any termination of this Agreement.

9.7 Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes subject to continuing confidentiality obligations and may keep any such Confidential Information-containing materials to the extent stored electronically in the ordinary course of business as part of a system to archive business records of that Party until such archived records are ordinarily destroyed in the ordinary course.

9.8 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE 10 - DISPUTE RESOLUTION

10.1 Disputes. Subject to Section 10.2, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of, or otherwise related to or arising from, this Agreement (each, a “Dispute”) that cannot be resolved by the Parties within thirty (30) days that a Party is notified of such Dispute, will be referred to the Chief Executive Officer of Diverse and the Chief Executive Officer of Licensee for attempted resolution, with each party exercising good faith in such attempt. In the event such executives are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, as expressly set forth in Section 10.2.

10.2 Court Actions; Jurisdiction. Each of the Parties hereto: (i) consents to submit itself to the exclusive jurisdiction of any federal or state court located in the state of New York for any dispute that arises out of or relates to this Agreement, including without limitation to resolve disputes pertaining to the Patent Rights or other intellectual property rights hereunder, and (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any court, or to object to such courts as an inconvenient forum.

ARTICLE 11 - MISCELLANEOUS

11.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all obligations provided in this Agreement to be performed by such Party. If this Agreement is rejected as provided in the Bankruptcy Laws and Licensee elects to retain its rights hereunder as provided in the Bankruptcy Laws, then Diverse (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall promptly provide to Licensee copies of all Information, including Diverse Know-How, necessary for Licensee to prosecute, maintain and enjoy its rights under the terms of this Agreement upon Licensee’s written request therefor. All rights, powers and remedies of Licensee as provided herein are in addition to any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws).

11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles.

11.3 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

11.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

11.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and delegate its obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets, operation of law, or otherwise (each, a “Sale Transaction”); or

(b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void ab initio. In the event of an assignment and assumption of rights and obligations under this Agreement to a Third Party in connection with a Sale Transaction, the assigning Party shall be relieved of all obligations to the non-assigning Party assumed by the applicable Third Party.

11.6 Reasonable Assistance. Notwithstanding any other agreement that might restrict any Person from working with Licensee to commercialize the acquired Agents, including any non-compete, non-solicit, or non-circumvention agreements or provisions containing the same, Diverse hereby waives any such restrictions and Diverse and its past and present personnel will be available to provide all assistance reasonably needed by or useful to Licensee in developing and otherwise commercializing the Agents and licensed Products under this Agreement, including but not limited to providing access to any Person employed by or otherwise affiliated with Diverse that has been involved in developing or manufacturing any Agent, signing any documents necessary to pursue, maintain, or enforce any IP rights licensed under this Agreement, testifying in any legal proceedings, or otherwise. Diverse further agrees that Licensee may contact any such personnel to seek such assistance related to this Agreement without first seeking consent.

11.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace such provision(s) with valid, legal and enforceable provision(s) to implement the purposes of this Agreement.

11.8 Notices. All notices which are required or permitted hereunder shall be in English, and in writing and sufficient if delivered personally, sent by electronic mail (if promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Diverse, to:	Diverse Biotech, Inc.
1000 LEGION PLACE, SUITE 1700
ORLANDO, FL 32801
Attn: Bill Fisher
Email: wfisher@diversebiotech.com

If to Licensee, to:	Enveric Biosciences, Inc.
4851 Tamiami Trail N., Suite 200
Naples, FL 34103Attn: Avani Kanubaddi
Email: akanubaddi@enveric.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, NY 10112
Attn: Rick Werner, Esq.
Email: rick.werner@haynesboone.com

Shuffield Lowman
545 West Main Street
Tavares, FL 32778
Attn: Jason A. Davis
Email: jdavis@shuffieldlowman.com

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by email on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized express courier; or (c) on the third (3rd) business day following the date of mailing, if sent by mail.

11.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and shall not constitute any part of this Agreement, nor have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and/or paragraphs in such section and/or subsection. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party.

11.10 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

11.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

11.12 No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

11.13 Further Assurances. Each Party agrees to do and perform all such further acts and things and execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party deems advisable to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

11.14 Compliance with Securities Laws. Diverse hereby acknowledges that it is aware of, and required to comply with, and Diverse shall advise its Affiliates’, employees, agents, consultants and other representatives as needed, U.S. securities laws that place certain restrictions on any person who has material, non-public information concerning an issuer, with respect to purchasing or selling securities of such issuer or from communicating such information to any other person.

11.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the parties hereto have duly executed this Exclusive License Agreement as of the Effective Date.

DIVERGENT BIOTECH, INC. (LICENSOR)	ENVERIC BIOSCIENCES, INC. (LICENSEE)

By	By
Brian Longstreet Title: Interim CEO	David Johnson Title: CEO

EXHIBIT A - Diverse Patent Rights

Patent No.	International Filing Date	Title/ Description
PCT/US2020/039234 (WO/2020/263888)	JUNE 24, 2020	CANNABINOID CONJUGATE MOLECULES

PCT/US2020/039267	JUNE 24, 2020	CONJUGATE MOLECULES

Exhibit A